Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 29, 2019, with respect to the consolidated financial statements of The9 Limited, its subsidiaries and its variable interest entities included in the annual report of The9 Limited on Form 20-F for the year ended December 31, 2018. We consent to the incorporation by reference of our report dated April 29, 2019 in the Registration Statements of The9 Limited on Form S-8 (No. 333-127700, No. 333-156306, No. 333-168780, No. 333-210693 and No. 333-217190) and Form F-3 (No. 333-210692).

/s/ Grant Thornton

Shanghai, China

April 29, 2019